                                                          EXHIBIT 10.34



                               STOCK PURCHASE AGREEMENT

                                    BY AND AMONG

                     ROBERT T. CARREN QUALIFIED ANNUITY TRUST,

                                ROBERT T. CARREN,

                                 DIVERCO, INC.,

                                      AND

                                DIVERCO ACQUISITION CORP.

                                 DATED AS OF OCTOBER 1, 1996


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                      TABLE OF CONTENTS
                                                PAGE
                                                ----
ARTICLE I.    DEFINITIONS. . . . . . . . . . . . . .1

     1.01.    Definitions. . . . . . . . . . . . . .1

ARTICLE II.   PURCHASE AND SALE. . . . . . . . . . .6

     2.01.    Purchase of Shares from
              Shareholders . . . . . . . . . . . . .6
     2.02.    Closing. . . . . . . . . . . . . . . .6
     2.03.    Determination of Adjusted
              EBITDA . . . . . . . . . . . . . . . .6
     2.04.    Post-Closing Purchase Price
              Adjustments. . . . . . . . . . . . . .7

ARTICLE III.  REPRESENTATIONS AND
              WARRANTIES OF SHAREHOLDERS . . . . . .8

     3.01.    Representations Regarding
              the Shares . . . . . . . . . . . . . .8
     3.02.    Corporate Existence and
              Power. . . . . . . . . . . . . . . . .8
     3.03.    Existence and Power. . . . . . . . . .8
     3.04.    Authorization. . . . . . . . . . . . .9
     3.05.    Subsidiaries . . . . . . . . . . . . .9
     3.06.    Capital Stock. . . . . . . . . . . . .9
     3.07.    Governmental Authorization . . . . . .9
     3.08.    Non-Contravention. . . . . . . . . . 10
     3.09.    Financial Statements;
              Undisclosed Liabilities. . . . . . . 10
     3.10.    Absence of Certain Changes . . . . . 10
     3.11.    Properties; Leases; Tangible
              Assets . . . . . . . . . . . . . . . 11
     3.12.    Affiliates . . . . . . . . . . . . . 12
     3.13.    Inventories. . . . . . . . . . . . . 13
     3.14.    Litigation . . . . . . . . . . . . . 13
     3.15.    Contracts. . . . . . . . . . . . . . 13
     3.16.    Permits; Required Consents . . . . . 14
     3.17.    Compliance with Applicable
              Laws . . . . . . . . . . . . . . . . 14
     3.18.    Employment Agreements;
              Change in Control; and
              Employee Benefits. . . . . . . . . . 15
     3.19.    Labor and Employment Matters . . . . 16
     3.20.    Intellectual Property. . . . . . . . 16
     3.21.    Advisory Fees. . . . . . . . . . . . 17
     3.22.    Environmental Compliance . . . . . . 17
     3.23.    Insurance. . . . . . . . . . . . . . 18
     3.24.    Tax Matters. . . . . . . . . . . . . 18
     3.25.    Material Disclosures . . . . . . . . 19
     3.26.    Sufficiency of and Title to
              Assets . . . . . . . . . . . . . . . 19
     3.27.    Long-Term Debt . . . . . . . . . . . 19

ARTICLE IV.   REPRESENTATIONS AND
              WARRANTIES OF BUYER. . . . . . . . . 20

     4.01.    Organization and Existence . . . . . 20
     4.02.    Corporate Authorization. . . . . . . 20
     4.03.    Governmental Authorization . . . . . 20
     4.04.    Non-Contravention. . . . . . . . . . 20
     4.05.    Advisory Fees. . . . . . . . . . . . 20
     4.06.    Litigation . . . . . . . . . . . . . 20

ARTICLE V.    COVENANTS OF SHAREHOLDERS AND
              DIVERCO. . . . . . . . . . . . . . . 21

     5.01.    Conduct of the Business;
              Distributions. . . . . . . . . . . . 21

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     5.02.    Access to Information. . . . . . . . 22
     5.03.    Compliance with Terms of
              Required Governmental
              Approvals and Required
              Contractual Consents . . . . . . . . 23
     5.04.    Maintenance of Insurance
              Policies . . . . . . . . . . . . . . 23
     5.05.    Confidentiality. . . . . . . . . . . 23
     5.06.    Transactions Affecting the
              Shares . . . . . . . . . . . . . . . 24
     5.07.    Waste Stream Analysis. . . . . . . . 24
     5.08.    Agreements With Respect to
              Certain Indebtedness . . . . . . . . 24

ARTICLE VI.   COVENANTS OF BUYER . . . . . . . . . 25

     6.01.    Confidentiality. . . . . . . . . . . 25
     6.02.    Access to Information. . . . . . . . 25
     6.03.    Payment of Long-Term Debt. . . . . . 26

ARTICLE VII.  COVENANTS OF ALL PARTIES . . . . . . 26

     7.01.    Further Assurances . . . . . . . . . 26
     7.02.    Certain Filings. . . . . . . . . . . 26
     7.03.    Public Announcements . . . . . . . . 26
     7.04.    Administration of Accounts . . . . . 27
     7.05.    Taxes and Section 338(h)(10)
              Election . . . . . . . . . . . . . . 27

ARTICLE VIII. CONDITIONS TO CLOSING  . . . . . . . 29

     8.01.    Conditions to Obligation of
              Buyer. . . . . . . . . . . . . . . . 29
     8.02.    Conditions to Obligation of
              Diverco. . . . . . . . . . . . . . . 31

ARTICLE IX.  INDEMNIFICATION . . . . . . . . . . . 32

     9.01.    Agreement to Indemnify . . . . . . . 32
     9.02.    Survival of Representation,
              Warranties and Covenants . . . . . . 32
     9.03.    Claims for Indemnification . . . . . 33
     9.04.    Defense of Claims. . . . . . . . . . 33

ARTICLE X.    TERMINATION. . . . . . . . . . . . . 35

     10.01.    Grounds for Termination . . . . . . 35
     10.02.    Effect of Termination . . . . . . . 36

ARTICLE XI.    MISCELLANEOUS . . . . . . . . . . . 36

     11.01.    Notices . . . . . . . . . . . . . . 36
     11.02.    Amendments; No Waivers. . . . . . . 37
     11.03.    Expenses. . . . . . . . . . . . . . 38
     11.04.    Successors and Assigns. . . . . . . 38
     11.05.    Governing Law . . . . . . . . . . . 38
     11.06.    Counterparts; Effectiveness . . . . 38
     11.07.    Entire Agreement. . . . . . . . . . 38
     11.08.    Captions. . . . . . . . . . . . . . 38
     11.09.    Severability. . . . . . . . . . . . 38
     11.10.    Construction. . . . . . . . . . . . 39
     11.11.    Arbitration of Claims . . . . . . . 39
     11.12.    Cumulative Remedies . . . . . . . . 40
     11.13.    Third Party Beneficiaries . . . . . 40
     11.14.    Trustee's Exculpation . . . . . . . 40

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                         DEFINED TERMS


"1995 Balance Sheet". . . . . . . . .Section 3.08    9
"AAA Rules" . . . . . . . . . . Section 11.11(a)    37
"Agreement" . . . . . . . . . . . . . . Preamble     1
"Allocation Statement". . . Section 7.05(b)(iii)    26
"Annual Statements" . . . . . . . . .Section 3.08    9
"Business". . . . . . . . . . . . . . . .Recitals    1
"Buyer Indemnitees" . . . . . . .Section 9.01(a)    30
"Buyer" . . . . . . . . . . . . . . . . .Preamble    1
"Buyer's Auditors". . . . . . . . . .Section 2.03    6
"Closing Date". . . . . . . . . . Section 2.02(a)    6
"Closing" . . . . . . . . . . . . Section 2.02(a)    6
"Distributions" . . . . . . . . .Section 3.09(h)    11
"Diverco" . . . . . . . . . . . . . . . .Preamble    1
"EBITDA Calculation". . . . . . . . .Section 2.03    6
"Encumbrances". . . . . . . . . .Section 3.10(a)    11
"Financial Statements". . . . . . . .Section 3.08    9
"Insurance Policies". . . . . . . . Section 3.23    17
"Intellectual Property Rights". .Section 3.20(a)    15
"Interim Statements". . . . . . . . .Section 3.08    9
"Leased Real Property". . . . . .Section 3.11(a)    11
"Leases". . . . . . . . . . . . .Section 3.10(b)    11
"Non-Voting Common Stock" . . . . . . . .Recitals    1
"Other Trustee Documents" . . . Section 11.14(a)    38
"Outside Date". . . . . . . . . Section 10.01(f)    34
"Overpayment" . . . . . . . . . . Section 2.04(b)    7
"Permits" . . . . . . . . . . . .Section 3.15(a)    13
"Personal Property Leases". . . .Section 3.10(b)    11
"Proceedings" . . . . . . . . . . . Section 3.13    12
"Real Property Leases". . . . . .Section 3.10(b)    11
"Required Consents" . . . . . . .Section 3.15(b)    14
"Required Contractual Consent". .Section 3.15(b)    14
"Required Governmental Approval".Section 3.15(b)    13
"RTC" . . . . . . . . . . . . . . . . . .Preamble    1
"S corporation" . . . . . . . . .Section 3.23(k)    18
"Scheduled Contracts" . . . . . .Section 3.14(a)    12
"Section 338(h)(10) Elections"Section 7.05(b)(i)    25
"Selected Firm" . . . . . . . . . . .Section 2.03    7
"Share Encumbrances". . . . . . . Section 3.01(a)    7
"Shareholder Indemnitees" . . . .Section 9.01(b)    30
"Shareholders". . . . . . . . . . . . . .Preamble    1
"Shareholders' Auditors". . . . . . .Section 2.03    6
"Shares". . . . . . . . . . . . . . . . .Recitals    1
"Subsequent Material Contract"Section 5.01(b)(iv)   20
"Trust" . . . . . . . . . . . . . . . . .Preamble    1
"Trustee" . . . . . . . . . . . . .Section 11.14    38
"Unpaid Balance". . . . . . . . . Section 2.04(a)    7
"Voting Common Stock" . . . . . . . . . .Recitals    1
"Workpapers". . . . . . . . . . . . .Section 2.03    6

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                      EXHIBITS

Exhibit A . . . . . . . . . . . . . . . . . .Ownership of Shares     1, 6, 7, 9
Exhibit B . . . . . . . . . . . . . . . . . . .Annual Statements              9


                     SCHEDULES

Schedule 1.01(a). . . . . . . . . . . . . . . . . Adjusted EBITDA             1
Schedule 1.01(b). . . . . . . . . . . . . . . . . Permitted Liens             5
Schedule 3.01(a). . . . . . . . . . . . . . . .Share Encumbrances         7, 22
Schedule 3.01(c). . . . . . . . . . . . . . . . . . . .Agreements             8
Schedule 3.03(b). . . . . . . . . . .Qualification to do Business             8
Schedule 3.05 . . . . . . . . . . . . . . . . . . . .Subsidiaries             9
Schedule 3.06(b). . . . . . . . . . . . . Shares Held in Treasury             9
Schedule 3.07 . . . . . . . . . . . . Governmental Authorizations             9
Schedule 3.10 . . . . . . . . . . . . .Absence of Certain Changes            10
Schedule 3.11(a). . . . . . . . . . . . . . .Leased Real Property            11
Schedule 3.11(b). . . . . . . . . . . . .Personal Property Leases            11
Schedule 3.11(c). . . . . . . . . . . . . . . Land-Use Regulation            11
Schedule 3.12 . . . . . . . . . . . . . . . . . . . . .Affiliates            12
Schedule 3.13(i). . . . . . . . . . . . . . . . . . . Inventories            12
Schedule 3.13(ii) . . . . . . . . . . . . . . Inventories by Days            12
Schedule 3.14 . . . . . . . . . . . . . . . . . . . . .Litigation        12, 20
Schedule 3.15(a). . . . . . . . . . . . . . . Scheduled Contracts            12
Schedule 3.15(b). . . . . . . . . Non-Binding Scheduled Contracts        13, 14
Schedule 3.15(c). . . . . . . . . Primary Customers and Suppliers            13
Schedule 3.16(a). . . . . . . . . . . . . . . . . . . . . Permits        13, 14
Schedule 3.16(b). . . . . . . . . . . . . . . . Required Consents            13
Schedule 3.17 . . . . . . . . . . Compliance with Applicable Laws        14, 21
Schedule 3.18(a). . . . . . . . . .Benefit Plans and Arrangements            14
Schedule 3.18(f). . . . . . . . . . . . . . . . .Accrued Benefits            14
Schedule 3.19 . . . . . . . . . . . .Labor and Employment Matters            15
Schedule 3.20(a). . . . . . . . . . . . . . Intellectual Property            15
Schedule 3.20(b). Proceedings Applicable to Intellectual Property            16
Schedule 3.20(c). . . . Ownership of Intellectual Property Rights            16
Schedule 3.22(a). . . . . . . . . . . . . . Environmental Permits            16
Schedule 3.22(b). . . . . . . . . . . . .Environmental Compliance            16
Schedule 3.22(c). . Continuing Compliance with Environmental Laws            16
Schedule 3.23 . . . . . . . . . . . . . . . . .Insurance Policies            17
Schedule 3.24(k). . . . . . . . . . . S Corporation Election Date            18
Schedule 3.24 . . . . . . . . . . . . . . . . . . . . Tax Matters            17
Schedule 3.27 . . . . . . . . . . . . . . . . . . .Long-Term Debt            18
Schedule 5.01(b)(v) . . . . . . . . . . . . .Capital Expenditures            20
Schedule 5.01(b)(vii) . . . . . . . . . . . . . . . Distributions            20

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

                         STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT (this "Agreement") dated as of October 1, 1996 is by and among ROBERT T. CARREN QUALIFIED ANNUITY TRUST (the "Trust"), ROBERT T. CARREN, an individual ("RTC" and collectively with the Trust, "Shareholders" and individually, each a "Shareholder"), DIVERCO, INC., an Illinois corporation ("Diverco"), and DIVERCO ACQUISITION CORP., a Delaware corporation ("Buyer").

                                    R E C I T A L S

          WHEREAS, Diverco is engaged in the production, sourcing, distribution and sale of automotive, light truck and heavy duty truck component parts (the "Business");

          WHEREAS, each Shareholder owns the number of the issued and outstanding shares (collectively the "Shares") of Diverco's Voting Common Stock, no par value per share, (the "Voting Common Stock"), and Non-Voting Common Stock, no par value per share (the "Non-Voting Common Stock"), set forth opposite such Shareholder's name on EXHIBIT A hereto, which Shares in the aggregate represent all of the issued and outstanding shares of Diverco's capital stock; and

          WHEREAS, Buyer desires to purchase and Shareholders desire to sell the Shares on the terms and conditions set forth herein.

                                A G R E E M E N T

          NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                      ARTICLE I

                                    DEFINITIONS

          1.01 DEFINITIONS. The following terms, as used herein, have the following meanings:

          "ADJUSTED EBITDA" means the sum of (i) the operating income of Diverco for the period from and including January 1, 1996 through and including December 31, 1996 plus (ii) the aggregate of the following items of Diverco for such period: (A) building rental in excess of $120,000.00; (B) RTC's salary in excess of $125,000.00 in the aggregate; (C) depreciation and amortization; (D) taxes (including, without limitation, officer Medicare taxes in excess of $1,812.15 and state replacement taxes; (E) officers' 401(k) matching payments in excess of $1,875.00; (F) bonuses paid or payable to RTC in the amount of $611,500.00; (G) bonuses paid or payable to Gregory Wilson in the amount of $100,000.00; and (H) to the extent deducted in determining operating income of Diverco under clause (i) preceding, the amount of any finder's fees or other fees paid or payable to Niederhoffer, Henkel & Co. L.L.C. or expenses of Buyer. The foregoing shall be calculated according to GAAP and on the same basis as the calculation set forth on
SCHEDULE 1.01(A).

          "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person. Without limiting the generality of the foregoing, after the Closing Date the Affiliates of Buyer shall include Diverco.

          "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guidance, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

          "ASSOCIATE" or "ASSOCIATED WITH" means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

          "BENEFIT ARRANGEMENT" means any material benefit arrangement that is not an Employee Benefit Plan, including, without limitation, (i) each material employment or consulting agreement, (ii) each arrangement providing for material insurance coverage for employees or workers' compensation benefits, (iii) each material incentive bonus or deferred bonus arrangement,
(iv) each arrangement providing material termination allowance, severance or similar benefits, (v) each material equity compensation plan, (vi) each material deferred compensation plan and (vii) each material compensation policy and practice maintained by Diverco or any ERISA Affiliate of Diverco covering the employees, former employees, directors and former directors of Diverco and the beneficiaries of any of them.

          "BENEFIT PLAN" means an Employee Benefit Plan or Benefit
Arrangement.

          "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONTRACTS" means all contracts, agreements, options, leases, licenses, sales and purchase order, commitments and other instruments of any kind, whether written or oral, to which Diverco is a party on the Closing Date, including the Scheduled Contracts and the Subsequent Material Contracts.

          "DAMAGES" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person.

          "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in Section 3(3) of ERISA, that is sponsored or contributed to by Diverco or any ERISA Affiliate thereof covering employees or former employees of Diverco.

          "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, including a Multiemployer Plan.

          "ENVIRONMENTAL LAWS" means all Applicable Laws relating to the protection of human health or the environment including, without limitation,
(i) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, (ii) all requirements relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (iii) the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act ("TSCA") and all requirements promulgated pursuant to any of these or analogous state or local statutes.

          "ENVIRONMENTAL LIABILITIES" means Liabilities of a Person that arise under any Environmental Law and that relate to facts, circumstances, events or conditions in existence as of, or occurring on or before, the Closing Date (including, without limitation, those relating to the issues discussed in Section 5.07 of this Agreement).

          "EQUIPMENT" means all machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property (and interests in any of the foregoing) of Diverco.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414(b), (c),
(m) or (o) of the Code.

          "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

          "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "GROUP HEALTH PLAN" means any group health plan, as defined in
Section 5000(b)(1) of the Code.

          "HAZARDOUS SUBSTANCE" means any substance or material: (i) the presence of which in, at or about the air, surface water, groundwater, soil, land, or any facility requires investigation or remediation under any Environmental Law; or (ii) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting legal, regulatory, judicial, administrative or other authority over Diverco; or (iv) the presence of which causes a nuisance or other tortious condition under any Applicable Law or any Environmental Law to adjacent properties or poses a hazard to the health or safety of Persons; or (v) the presence of which on adjacent properties constitutes a trespass or other tortious condition by Diverco; or (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEMNIFYING PARTY" means: (1) Shareholders when any Buyer Indemnitee is asserting a claim under Sections 9.01(a) or 11.11 or (2) Buyer when any Shareholder Indemnitee is asserting a claim under Sections 9.01(b) or 11.11.

          "INDEMNITEE" means: (1) each of Buyer and its Affiliates with respect to any claim for which any Shareholder is an Indemnifying Party under Sections 9.01(a) or 11.11; or (2) Shareholders and their Affiliates with respect to claims for which Buyer is an Indemnifying Party under Sections 9.01(b) or 11.11.

          "INVENTORY" means all items of inventory notwithstanding how classified in the financial records of Diverco, including all raw materials, work-in-process, finished goods, supplies, spare parts, samples, cores and stores of Diverco.

          "IRS" means the Internal Revenue Service.

          "KNOWLEDGE" means, with respect to any corporation, all things known to the executive officers of such corporation.

          "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

          "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

          "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of Diverco or the Business that results in a material adverse effect on, or a material adverse change in, the Business taken as a whole.

          "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in
Section 3(37) and 4001(a)(3) of ERISA.

          "PERMITTED LIENS" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens and Encumbrances specifically identified in the 1995 Balance Sheet; (v) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP; and (vi) other Liens set forth on SCHEDULE 1.01(b) hereto; PROVIDED, HOWEVER, that, with respect to each of clauses (i) through (v), to the extent that any such Encumbrance or Lien arose prior to the date of the 1995 Balance Sheet and relates to, or secures the payment of, a Liability that is required to be accrued under GAAP, such Encumbrance or Lien shall not be a Permitted Lien unless adequate accruals for such Liability have been established therefor on such 1995 Balance Sheet in conformity with GAAP. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by Diverco or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien.

          "PERSON" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

          "PLAN AFFILIATE" means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such Benefit Plan.

          "PRELIMINARY PURCHASE PRICE" means $8,500,000 minus long-term debt of Diverco (including the current portion thereof), which will consist of $995,000.00 owing to LaSalle National Bank under a note payable to such bank, together with $2,933.33 of accrued and unpaid interest thereon to but not including the Closing Date, and $200,014.27 owing to RTC under a Stock Redemption Note payable to RTC, together with accrued unpaid interest thereon to but not including the Closing Date.

          "PROHIBITED TRANSACTION" means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA, respectively.

          "PURCHASE PRICE" means the Preliminary Purchase Price, plus, if Adjusted EBITDA is greater than $1,700,000, 5.0 times the amount, if any, by which Adjusted EBITDA is greater than $1,700,000, or, if Adjusted EBITDA is less than $1,700,000, minus 5.0 times the amount by which Adjusted EBITDA is less than $1,700,000.

          "REFERENCE RATE" means the per annum rate of interest publicly announced from time to time by Bank of America, N.T. & S.A. as its prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

          "SUBSIDIARY" means, with respect to any Person, (i) any corporation as to which more than 10% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's Subsidiaries, and (ii) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

          "TAX" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

          "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Tax.

                                 ARTICLE II

                              PURCHASE AND SALE

          2.01 PURCHASE OF SHARES FROM SHAREHOLDERS. On the terms and subject to the conditions set forth herein, at the Closing each Shareholder shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Share Encumbrances, and Buyer shall purchase, acquire and accept from each Shareholder, all the Shares owned by such Shareholder. At the Closing, each Shareholder shall deliver to Buyer certificates evidencing the Shares owned by such Shareholder duly endorsed for transfer and such other instruments as may be reasonably requested by Buyer to transfer full legal and beneficial ownership of the Shares to Buyer, free and clear of all Share Encumbrances. Buyer shall pay the purchase price for the Shares in accordance with the terms of Sections 2.02 through 2.05 of this Agreement.

          2.02 CLOSING.

               (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Laner, Muchin, Dombrow, Becker, Levin & Tominberg, Ltd., 515 North State Street, 28th Floor, Chicago, Illinois, 60610 on the date on which the last of the conditions to Closing set forth in Sections 8.01 and 8.02 have been satisfied or waived by the party or parties entitled to waive the same or such other date as to which Buyer and Diverco may agree (the "Closing Date"); PROVIDED, HOWEVER, that, as provided in Section 10.01(f), Shareholders or Buyer may terminate this Agreement if the Closing shall not have been consummated by the Outside Date.

               (b) At the Closing, Buyer shall pay the Preliminary Purchase Price to Shareholders in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Shareholders.
The payment shall be allocated between Shareholders as set forth in EXHIBIT A.

          2.03 DETERMINATION OF ADJUSTED EBITDA. On or before February 28, 1997, Buyer will prepare with the assistance of its independent certified public accountants ("Buyer's Auditors") and present to Shareholders the calculation (the "EBITDA Calculation") of the Adjusted EBITDA. Shareholders shall have the right to select independent certified public accountants ("Shareholders' Auditors") to review the workpapers of Buyer's Auditors (the "Workpapers") utilized in calculating the EBITDA Calculation for purposes of verifying the accuracy of the EBITDA Calculation. The EBITDA Calculation shall be binding upon the parties to this Agreement unless Shareholders give written notice of disagreement to Buyer within 15 days after their receipt of the EBITDA Calculation and the Workpapers, specifying in reasonable detail the nature and extent of such disagreement. If Shareholders and Buyer are unable to resolve any such disagreement within 15 days after Buyer's receipt of such notice from Shareholders, the disagreement shall be referred for final determination to Deloitte & Touche LLP or, if such firm is not available, such other independent accounting firm of national reputation selected by the mutual agreement of Shareholders and Buyer (the "Selected Firm"), and the resolution of that disagreement and the calculation of the Adjusted EBITDA resulting therefrom shall be final and binding upon the parties hereto for purposes of this Agreement. If Shareholders and Buyer cannot agree on the Selected Firm, it shall be chosen by Shareholders' Auditors and Buyer's Auditors, by mutual agreement. The fees and disbursements of Buyer's Auditors incurred in the calculation of the Adjusted EBITDA and the audit thereof shall be paid by Buyer. The fees and disbursements of Shareholders' Auditors shall be paid by Shareholders. The fees and disbursements of the Selected Firm shall be paid by Shareholders and Buyer as the Selected Firm shall determine based upon its assessment of the relative merits of the positions taken by each in any disagreement presented to such firm.

          2.04 POST-CLOSING PURCHASE PRICE ADJUSTMENTS.

               (a) If the Preliminary Purchase Price is less than the Purchase Price (such deficiency being referred to herein as the "Unpaid Balance"), then within five Business Days after the final determination of the Adjusted EBITDA Buyer shall deliver to Shareholders an amount equal to the Unpaid Balance (together with interest on such amount at the Reference Rate in effect from time to time from the fifth Business Day after the final determination of the Adjusted EBITDA until the date of such payment, if applicable) in cash in immediately available funds by wire transfer to a bank account or bank accounts designated in writing by Shareholders prior to the due date thereof. The payment of the Unpaid Balance shall be allocated between Shareholders as set forth in EXHIBIT A.

               (b) If the Preliminary Purchase Price is greater than the Purchase Price (such excess being referred to herein as the "Overpayment"), then within five Business Days of the final determination of the Adjusted EBITDA Shareholders shall reimburse to Buyer an amount equal to the Overpayment (together with interest on such amount at the Reference Rate in effect from time to time from the fifth Business Day after the final determination of the Adjusted EBITDA until the date of such payment, if applicable) in cash in immediately available funds by wire transfer to a bank account designated in writing by Buyer prior to the due date thereof. The payment of the Overpayment shall be allocated between Shareholders as set forth in EXHIBIT A.

                                    ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Diverco and Shareholders jointly and severally represents and warrants to Buyer as follows:

          3.01 REPRESENTATIONS REGARDING THE SHARES.

               (a) Each Shareholder has good and marketable title to the Shares which are to be transferred to Buyer by such Shareholder pursuant hereto as set forth in EXHIBIT A free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, rights of first refusal, options, Liens and adverse claims or rights whatsoever (collectively, "Share Encumbrances"), except as set forth in SCHEDULE 3.01(a); and on the Closing Date, each Shareholder will have, and will deliver to Buyer, good and marketable title to the Shares free and clear of any and all Share Encumbrances (including without limitation those set forth in SCHEDULE 3.01(a)).

               (b) Each Shareholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Buyer at the Closing the Shares to be sold to Buyer by such Shareholder hereunder, and upon consummation of the purchase contemplated hereby, Buyer will acquire from such Shareholder good and marketable title to the Shares to be sold to Buyer by such Shareholder, free and clear of all Share Encumbrances.

               (c) Each Shareholder is not a party to, subject to or bound by any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body, or, except as set forth on SCHEDULE 3.01(c), any agreement, which would prevent the execution or delivery of this Agreement by such Shareholder to Buyer or the transfer, conveyance and sale of the Shares to be sold by such Shareholder to Buyer pursuant to the terms hereof.

          3.02. CORPORATE EXISTENCE AND POWER. Diverco is a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate its assets as now owned and operated.

          3.03 EXISTENCE AND POWER.

               (a) Diverco is a corporation duly organized and validly existing and in good standing under the laws of the State of Illinois and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents and approvals would not have a Material Adverse Effect.

               (b) Diverco has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted outside the State of Illinois and to own and operate the Business as now owned and operated outside the State of Illinois except for those instances where, in the aggregate, the failure to have such licenses, authorizations, consents and approvals is not, and is not reasonably expected to become, material. Diverco is not required to be qualified to conduct the Business in any state other than the states set forth in SCHEDULE 3.03(b), in which states Diverco is duly qualified to do business and in good standing, except for those jurisdictions where in the aggregate the failure to be so qualified is not, and is not reasonably expected to become, material.

               (c) The Trust is a trust duly established and validly existing under the laws of the State of Illinois.

          3.04 AUTHORIZATION. The execution, delivery and performance by Diverco and Shareholders of this Agreement and the consummation thereby of the transactions contemplated hereby are within each of Diverco's and Shareholders' powers and have been duly authorized by all necessary corporate action on the part of Diverco, including the affirmative vote of the holders of a majority of the outstanding capital stock of Diverco. This Agreement has been duly and validly executed by Diverco and Shareholders and constitutes the legal, valid and binding agreement of Diverco and Shareholders, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          3.05 SUBSIDIARIES. Except as set forth on SCHEDULE 3.05, Diverco does not have any Subsidiaries.

          3.06 CAPITAL STOCK.

               (a) The authorized capital stock of Diverco consists solely of (i) 100,000 shares of Voting Common Stock, 50,000 shares of which are issued and outstanding on the date hereof and (ii) 500,000 shares of Non-Voting Common Stock, 280,000 shares of which are issued and outstanding on the date hereof.

               (b) All such issued and outstanding shares of Voting Common Stock and Non-Voting Common Stock have been validly authorized and issued and are validly outstanding, fully paid and nonassessable. The Shares represent all of the issued and outstanding shares of Diverco's capital stock and are held as set forth on EXHIBIT A. Except as set forth in SCHEDULE 3.06(b), Diverco does not hold any of the issued and outstanding shares of Voting Common Stock or Non-Voting Common Stock in the treasury of Diverco, and there are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from Diverco or any of the Shareholders any capital stock of Diverco, (ii) any securities convertible into or exchangeable for shares of such stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Diverco.

          3.07 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Diverco and Shareholders of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement or set forth on SCHEDULE 3.07 OR 3.16(b). To the Knowledge of Diverco and Shareholders, there are no facts relating to the identity or circumstances of Diverco or Shareholders that would prevent or materially delay obtaining any of the Required Consents.

          3.08 NON-CONTRAVENTION. The execution, delivery and performance by Diverco and Shareholders of this Agreement do not and will not (a) contravene or conflict with the Articles of Incorporation or Bylaws of Diverco, true and correct copies of which have been delivered to Buyer by Diverco, (b) assuming receipt of the Required Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Diverco, Shareholders, the Business or the Shares, (c) assuming receipt of the Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Diverco is entitled, under any material Contract or any Permit or similar authorization relating to Diverco, the Business or the Shares by which Diverco, the Business or the Shares may be bound, or (d) result in the creation or imposition of any Lien on any assets of Diverco, other than Permitted Liens, or any Share Encumbrance.

          3.09 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Attached hereto as EXHIBIT B are true and complete copies of the balance sheet and related statement of operations and retained earnings for Diverco for the years ended December 31, 1993, 1994 and 1995 (the "Annual Statements") and the balance sheets and statements of operations for each month of 1996 ending prior to September 1, 1996 (collectively, the "Interim Statements" and, together with the Annual Statements, the "Financial Statements"). The December 31, 1995 balance sheet is referred to herein as the "1995 Balance Sheet." Each of the Financial Statements (i) has been prepared based on the books and records of Diverco in accordance with GAAP (except for the omission of footnote disclosure required by GAAP in the case of Interim Financials and except that the Interim Financials omit and are subject to normal year-end accruals) and Diverco's normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition and results of operations of Diverco as of the dates indicated or the periods indicated.

          3.10 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.10, since the date of the 1995 Balance Sheet, the Business has been conducted in the ordinary course, and there has not been:

               (a) any event, occurrence, development or state of circumstances or facts or change in Diverco or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting Diverco or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

               (b) (i) any incurrence, assumption or guarantee of any indebtedness for borrowed money by Diverco, (ii) any incurrence of any Liability relating to a documentary or standby letter of credit by Diverco or
(iii) any change in any Liability other than in the ordinary course of business, or (iv) any incurrence of any other Liability by Diverco, other than in the ordinary course of business;

               (c) any creation, assumption or sufferance of the existence of any Lien on any of Diverco's assets, other than Permitted Liens;

               (d) any transaction or commitment made, or any Contract entered into, by Diverco, or any waiver, amendment, termination or cancellation of any Contract by Diverco, or any relinquishment of any rights thereunder by Diverco, or of any other right or debt owed to Diverco, other than in each such case actions taken in the ordinary course of business consistent with past practice;

               (e) except for actions taken in the ordinary course of business consistent with the past practice of Diverco that are not, in the aggregate, material, any (i) grant of any severance, continuation or termination pay to any director, officer, stockholder or employee of Diverco or any Associate of any of the foregoing, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, stockholder or employee of Diverco or any Associate of any of the foregoing,
(iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, stockholder or employee of Diverco or any Associate of any of the foregoing, (iv) except as required by Applicable Law, increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, stockholders or employees of Diverco or any Associate of any of the foregoing, (v) except as required by Applicable Law, change in the terms of any bonus, pension, insurance, health or other Benefit Plan of Diverco, or (vi) representation of Diverco to any employee or former employee of Diverco that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

               (f) any loan to or guarantee or assumption of any loan or obligation on behalf of any stockholder, director, officer or employee of Diverco or to any Associate of any of the foregoing, except travel advances occurring in the ordinary course of business consistent with past practice;

               (g) any material change by Diverco in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change by Diverco of its current practices with regards to sales, receivables, payables or accrued expenses that would affect the timing of collection of receivables or the payment of payables;

               (h) any distribution, dividend, bonus or other payment by Diverco to any officer, director, stockholder or Affiliate of Diverco or any of their respective Affiliates or Associates, (collectively, "Distributions");

               (i) the entering into of any Contract or other arrangement between Diverco and any officer, director, stockholder or Affiliate of Diverco of any of their respective Affiliates or Associates; or

               (j) any payment, discharge or satisfaction of any Liabilities of Diverco, other than payments, discharges or satisfactions in the ordinary course of business.

          3.11 PROPERTIES; LEASES; TANGIBLE ASSETS.

               (a) Diverco does not own any real property and does not have a leasehold interest in any real property other than the real property identified on SCHEDULE 3.11(a) (the "Leased Real Property"), which constitutes all of the real property used in the Business. Diverco has a good and valid leasehold interest in the Leased Real Property and the property subject to the Personal Property Leases and has good and valid title to its other tangible assets. Diverco holds title to each such property and asset free and clear of all Liens, adverse claims, easements, rights of way, servitudes, zoning or building restrictions, or any other rights of others or other adverse interests of any kind, including chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Encumbrances"), except the Leases and Permitted Liens, which Liens shall be released at Closing.

               (b) SCHEDULE 3.11(b) sets forth a true and complete list of all personal property leases or licenses (i) to which Diverco is a party or by which Diverco is bound and (ii) that provide for annual payments by Diverco in excess of $10,000 or that contain other affirmative material obligations that cannot be terminated by Diverco within 30 days (the "Personal Property Leases") and all leases or licenses of Leased Real Property that provide for annual payments by Diverco in excess of $10,000 or that cannot be terminated by Diverco within 30 days (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases") entered into in connection with the Business. With respect to the Leases, except as set forth on SCHEDULE 3.11(b), there exist no defaults by Diverco, or, to the Knowledge of Diverco, any default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to materially affect the rights and privileges thereunder of Diverco. Assuming the Required Consents are obtained, all Leases to which a Diverco is a party with non-Affiliates or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

               (c) Except as disclosed in SCHEDULE 3.11(c) or SCHEDULE 3.22(c), Diverco has not received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to detrimentally affect the use or operation of any Leased Real Property, nor has Diverco received notice of any special assessment proceedings affecting the Leased Real Property, or applied for any change to the zoning or land use status of the Leased Real Property.

          3.12 AFFILIATES. Except as set forth in SCHEDULE 3.12, neither Diverco nor any Shareholder or any officers or directors of Diverco (or any immediate family member of any such officer or director):

               (a) now has or at any time subsequent to December 31, 1993, had, either directly or indirectly, an equity or debt interest in any Person which furnishes or sells or during such period furnished or sold services or products to Diverco or purchases or during such period purchased from Diverco any goods or services, or otherwise does or during such period did business with Diverco of a material nature or amount; PROVIDED, HOWEVER, that neither Diverco, nor any stockholder of Diverco nor any of Diverco's officers and directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than five percent of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; or

               (b) now is or at any time subsequent to December 31, 1993, was, a party to any contract, commitment or agreement to which Diverco is or during such period was a party or under which Diverco is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than through Diverco.

          3.13 INVENTORIES. Subject to any reserve therefor that is included in the 1995 Balance Sheet and except as disclosed in SCHEDULE 3.13(i); all Inventories of Diverco (a) have been acquired or manufactured in the ordinary course of business, in accordance with Diverco's normal inventory practices;
(b) are of a quality usable (including processing into merchantable finished inventories for sale in the ordinary course of business), free of any material defect or deficiency; and (c) are in merchantable and undamaged condition and meet customer specifications. Attached hereto as SCHEDULE 3.13(ii) is an accurate list of the number of days' worth of all Inventories of Diverco (based on sales during the year to date) by part number as of September 15, 1996.

          3.14 LITIGATION. Except as disclosed on SCHEDULE 3.14, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the Knowledge of Diverco or Shareholders, threatened, against or affecting Diverco, the Business, Shareholders or the Shares or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Diverco or Shareholders from complying with the terms and provisions of this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of Diverco, the Business, Shareholders or the Shares.

          3.15 CONTRACTS.

               (a) SCHEDULE 3.15(a) sets forth a complete list of the following contracts, commitments and obligations (whether written or oral) of Diverco that are in connection with the Business (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts"):

                  (i) each Contract between Diverco and (A) each present or former director, officer or other member of management or other personnel of Diverco, (B) any supplier of services or products to Diverco whose dollar volume of sales to Diverco exceeded $10,000 in 1995, and (C) any Person in which the aggregate payments made to Diverco under such Contract exceeded $10,000 in 1995;

                 (ii)    each other agreement or arrangement of Diverco that
(y) requires the payment or incurrence of Liabilities or the rendering of services by Diverco, subsequent to the date of this Agreement of more than $10,000 and (z) cannot be terminated by Diverco within 30 days;

                (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                 (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements;

                  (v) to the extent that any of the following provide for annual payments by Diverco in excess of $10,000 and cannot be terminated by Diverco within 30 days, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which Diverco is a party or by which Diverco is otherwise bound; and

                 (vi) all other contracts, commitments and obligations that are not in the ordinary course of the Business.

               (b) Except as disclosed in SCHEDULE 3.15(b), each Scheduled Contract and Subsequent Material Contract is a legal, valid and binding obligation of Diverco and, to the Knowledge of Diverco and Shareholders, each other party thereto, enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against Diverco and, to the Knowledge of Diverco and Shareholders, each such other party in accordance with its terms, and neither Diverco nor, to the Knowledge of Diverco and Shareholders, any other party thereto is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each Scheduled Contract have been delivered to Buyer.

               (c) SCHEDULE 3.15(C) sets forth a list (by name, address and persons to contact) of the 10 largest customers of and the five primary vendors providing services to Diverco for each of the 12-month periods ended December 31, 1994 and 1995 together with the approximate dollar amount of sales or services provided to Diverco during said period and a summary description of the services provided by such vendors.

          3.16 PERMITS; REQUIRED CONSENTS.

               (a) SCHEDULE 3.16(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Business or Diverco's assets in substantially the same manner as currently operated or affecting or relating in any way to the Business or such assets (the "Permits").

               (b) SCHEDULE 3.16(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by Diverco or Shareholders by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by Diverco or

Shareholders by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required Consents"). Except as set forth in
SCHEDULE 3.16(a) OR (b) each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing Date, are or will be transferable by Diverco, and assuming the related Required Consents have been obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

          3.17  COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth in
SCHEDULE 3.17, the operation of the Business has not violated or infringed, and does not violate or infringe, any material Applicable Law, or any order, writ, injunction or decree of any Governmental Authority.

          3.18. EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; AND EMPLOYEE
BENEFITS.

               (a) SCHEDULE 3.18(a) sets forth all Benefit Plans and Benefit Arrangements of Diverco used in connection with the Business. Diverco has made true and correct copies of all governing instruments and related agreements pertaining to such Benefit Plans and Benefit Arrangements available to Buyer. Diverco has made available to Buyer a copy of the three
(3) most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan.

               (b) Neither Diverco nor any ERISA Affiliates of Diverco sponsors or has within the last five years sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

               (c) Except as set forth in SCHEDULE 3.18(f), no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

               (d) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Diverco nor any ERISA Affiliates of Diverco has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of Diverco or Shareholders, is there a basis for any such claim. No officer, director or employee of Diverco has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

               (e) Other than routine claims for benefits, there is no claim pending or to the Knowledge of Diverco threatened, involving any Benefit Plan by any Person against such plan or Diverco or any ERISA Affiliate. There is no pending or to the Knowledge of Diverco or Shareholders threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

               (f) Except as set forth on SCHEDULE 3.18(f), each Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code including, but not limited to, all applicable reporting and disclosure requirements.

Diverco and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and Diverco and each ERISA Affiliate shall continue to do so through the Closing.

               (g) With respect to any Group Health Plans maintained by Diverco or its ERISA Affiliate, whether or not for the benefit of Diverco and its ERISA Affiliate, Diverco and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and
Section 4980B of the Code. Diverco is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including without limitation any Group Health Plan, or pursuant to any agreement or understanding.

               (h) The Company's money purchase pension plan previously in effect was terminated and its assets transferred or merged into the Company's profit sharing plan in a manner consistent with Sections 411(d)(6) and 414(1) of the Code.

          3.19 LABOR AND EMPLOYMENT MATTERS.

               (a) Except as set forth on SCHEDULE 3.19, no collective bargaining agreement exists that is binding on Diverco and, except as described on SCHEDULE 3.19, no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. SCHEDULE 3.19 describes any organizational effort currently being made or, to the Knowledge of Diverco or Shareholders, threatened by or on behalf of any labor union to organize any employees of Diverco.

               (b) Except as set forth on SCHEDULE 3.19, (i) there is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of Diverco or Shareholders, threatened against or directly affecting the Business, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and (iii) neither Diverco nor Shareholders, nor any of their Affiliates has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of Diverco.

               (c) Diverco and its Affiliates have complied and are currently complying, in all material respects, in respect of all employees of Diverco, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines.

               (d) All individuals who are performing or have performed services for Diverco, or any Affiliate thereof and are or were classified by Diverco or any Affiliate as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

           3.20 INTELLECTUAL PROPERTY.

               (a) SCHEDULE 3.20(a) sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or tradename registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to the Business or held by Diverco (the "Intellectual Property Rights").

               (b) Except as disclosed in SCHEDULE 3.20(b), Diverco has not during the three years preceding the date of this Agreement been a party to any Proceeding, nor to the Knowledge of Diverco is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to Diverco that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed in SCHEDULE 3.20(b), no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Diverco, or restricting the licensing thereof by Diverco to any Person. The use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

               (c) Except as set forth in SCHEDULE 3.20(c), Diverco either owns the entire right, title and interest in, to and under, or has acquired in connection with the acquisition of Equipment or Inventory an implied license to use, any and all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names and copyrights which are necessary for the conduct of the Business in the manner that the Business has heretofore been conducted. No other inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names, copyrights, licenses or applications for any of the foregoing are necessary for the unimpaired continued operation of the Business in the manner that the Business has heretofore been conducted.

          3.21 ADVISORY FEES. Except for Niederhoffer, Henkel & Co. L.L.C. (whose fees and expenses will be paid by Shareholders), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Diverco, Shareholders or their Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates or any of their respective Associates upon consummation of the transactions contemplated by this Agreement.

          3.22 ENVIRONMENTAL COMPLIANCE.

               (a) Except as disclosed in SCHEDULE 3.22(a), Diverco has obtained all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required under any Environmental Law. SCHEDULE 3.22(a) sets forth all permits, licenses and other authorizations issued under any Environmental Law to Diverco.

               (b) Except as disclosed in SCHEDULE 3.22(b), Diverco is in compliance in all respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under all Environmental Laws and is also in compliance in all respects with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

               (c) Except as disclosed in SCHEDULE 3.22(c), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to or in any way affecting Diverco or the Business that could reasonably be expected to prevent, or make more expensive, continued compliance with any Environmental Law by Buyer or Diverco after the Closing, or that may give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation (i) under any Environmental Law,
(ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance, or (iii) resulting from exposure to workplace hazards.

          3.23 INSURANCE. SCHEDULE 3.23 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to the Business (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate.
SCHEDULE 3.23 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.

          3.24 TAX MATTERS.  Except as set forth on SCHEDULE 3.24:

               (a) Diverco has timely filed all Tax Returns required to have been filed by it, and has paid or accrued all Taxes due to any taxing authority (whether or not shown on any Tax Return) with respect to all taxable periods ending on or prior to the Closing Date, or otherwise attributable to all periods prior to the Closing Date; and all such Tax Returns are true, correct and complete in all respects. Diverco is not currently the beneficiary of any extension of time within which to file any Tax Return.

               (b) Diverco has not received notice that the IRS or any other taxing authority has asserted against Diverco any deficiency in Taxes or claim for additional Taxes in connection with any tax period. Except for liens arising from Taxes which are due but not yet payable, there are no liens for Taxes on any of Diverco' assets.

               (c) Diverco is not a party to an agreement extending the time within which to file any Tax Return or extending the statute of limitations for any period with respect to any Tax to which Diverco may be subject. No claim has ever been made by any Taxing Authority in a jurisdiction in which Diverco does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (d) Diverco has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

               (e) Diverco has not been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

               (f) Diverco has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

               (g) None of the assets of Diverco constitutes tax-exempt bond financed property or tax-exempt use property, with the meaning of Section 168 of the Code. Diverco is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986.

               (h) Diverco is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

               (i) Diverco does not have any liability for Taxes of any person (1) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (2) as a transferee or successor,
(3) by contract or (4) otherwise.

               (j) Diverco is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during any applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (k) Diverco made and continues to have in effect a valid and timely election to be treated as an "S corporation" under Section 1361 ET. SEQ. of the Code (and any corresponding provisions of all applicable state and local income tax laws) for all taxable years since the date set forth in
SCHEDULE 3.24(k) (which is the date Diverco elected to be treated as an S corporation), and Diverco will be treated as an S corporation under the Code and all such state and local tax laws for all taxable years or portions thereof ending on or prior to the Closing Date.

               (l) Diverco does not have any unpaid liability for Taxes under Sections 1363(d), 1374, or 1375 of the Code (or any successor or predecessor provision) or any similar provision of state or local law for any period on or prior to or including the Closing Date.

          3.25 MATERIAL DISCLOSURES. No statement, representation or warranty made by Diverco or Shareholders in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

          3.26 SUFFICIENCY OF AND TITLE TO ASSETS. Diverco has, and as of the Closing Date will have, title to, or the right to use, all assets, whether tangible or intangible, necessary to operate the Business as a going concern with all operations of the Business unimpaired in any material respect immediately after the Closing Date.

          3.27 LONG-TERM DEBT. Except as set forth on SCHEDULE 3.27, Diverco has, and as of the Closing Date will have, no long-term debt.

                                ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Shareholders to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Shareholders that:

          4.01 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Buyer is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material.

          4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in this Agreement.

          4.04 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer, or (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer.

          4.05 ADVISORY FEES. Except for Aurora Capital Partners L.P. (whose fees and expenses will be paid by Buyer), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from Diverco or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          4.06 LITIGATION. There is no Proceeding pending against, or to the Knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                        ARTICLE V

                         COVENANTS OF SHAREHOLDERS AND DIVERCO

          5.01 CONDUCT OF THE BUSINESS; DISTRIBUTIONS. From the date hereof until the Closing Date, Diverco shall, and Shareholders shall cause Diverco to, conduct the Business in the ordinary course and in substantially in the same manner as it has prior to the date of this Agreement and agrees, with respect to the Business and other than in the ordinary course of business, not to enter into any material agreements or take any other significant actions without the prior written consent of Buyer, which shall not be unreasonably withheld. Diverco shall use its reasonable efforts to preserve intact the Business and the business organizations and relationships and goodwill of Diverco with third parties and keep available the services of the present officers, employees, agents and other personnel of Diverco. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, from the date hereof until the Closing Date:

               (a)  Diverco will, and Shareholders will cause Diverco to:

                  (i) (A) maintain the assets of Diverco in the ordinary course of business consistent with past practice in good operating order and condition, reasonable wear and tear excepted, (B) promptly repair, restore or replace any assets of Diverco in the ordinary course of business consistent with past practice, (C) upon any damage, destruction or loss to any of the assets of Diverco, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the assets of Diverco before such event, (D) use its best efforts to obtain, prior to the Closing Date, all Required Consents, and (E) take all actions necessary to be in compliance with, and to maintain the effectiveness of, all material Permits;

                 (ii)    comply with all material Applicable Laws;

                (iii) promptly notify Buyer in writing of (A) any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic conditions,
(B) the commencement of any Proceeding by or against Diverco or Shareholders, or Diverco or Shareholders becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a Proceeding, and (C) the occurrence of any breach by Diverco or Shareholders of any representation or warranty, or any covenant or agreement, contained in this Agreement.

               (b) without Buyer's prior consent, Diverco will not, and Shareholders shall not permit Diverco to, do any of the following and will not agree to:

                  (i) purchase or otherwise acquire assets from any other Person other than in the ordinary course of the Business;

                 (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of the assets of Diverco, including Leased Real Property, except in the ordinary course of the Business;

                (iii) enter any agreement or arrangement that requires or allows payment, acceleration of payment or incurrence of Liabilities, or the rendering of services by Diverco outside the ordinary course of the Business;

                 (iv) amend or modify in any material respect or terminate any Scheduled Contract or any other Contract entered into by Diverco after the date hereof which, if in existence on the date hereof, would be required to be set forth in the SCHEDULE 3.14 as a Scheduled Contract (each, a "Subsequent Material Contract");

                  (v) make or commit to make any capital expenditure, or group of related capital expenditures, in excess of $25,000, other than (A) capital expenditures set forth on SCHEDULE 5.01(b)(V) and (B) capital expenditures expressly required under any Scheduled Contract;

                 (vi) enter into or commit or propose to enter into any Subsequent Material Contract;

                (vii) except as set forth on SCHEDULE 5.01(b)(vii), make any distribution, dividend, bonus or other payment to any officer, director, stockholder or Affiliate of Diverco or any of their respective Affiliates or Associates except for salary, benefit or lease payments in the ordinary course and due or to become due under arrangements in existence prior to January 1, 1996;

               (viii) (A) create, incur, assume, or guarantee any indebtedness for borrowed money or (B) incur any Liability relating to a documentary or standby letter of credit, other than in each such case referred to in this clause (viii) (Y) in the ordinary course of the Business where the aggregate dollar amount of all of the foregoing by Diverco does not exceed $10,000 or (Z) indebtedness in the amount of $595,000 incurred to pay bonuses to RTC; and

                 (ix) (A) increase the rate or terms of compensation payable or to become payable to its employees except in the ordinary course of business, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any Employee Plan, Benefit Arrangement or Employment Agreement set forth in the Schedules hereto, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Employee Plan or Benefit Arrangement, (D) enter into any employment agreement with or for the benefit of any Person, or
(E) increase the rate of compensation under or otherwise change the terms of any Employment Agreement set forth in SCHEDULE 3.17(a); and

                  (x) repay any long-term debt other than scheduled payments that are required to be made during such period so as not to be in
default with respect to such indebtedness. '           5.02 ACCESS TO
INFORMATION. Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, Diverco will, and Shareholders will cause Diverco to, and Shareholders will, promptly: (a) give Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records relating to Diverco or the Business upon reasonable prior notice, (b) furnish to Buyer and its counsel, financial advisors, auditors and other authorized representatives such information relating to Diverco or the Business as Buyer may reasonably request and (c) instruct the directors, officers, employees, counsel, auditors and financial advisors of Diverco and Shareholders to cooperate with Buyer and its counsel, financial advisors, auditors and other authorized representatives in their investigation of Diverco or the Business. Such investigation shall include, but shall not be limited to:

             (i) A business and financial performance review of the Business;

            (ii) A review of the financial statements and tax returns of Diverco;

           (iii) An environmental review as to the presence and nature of any hazardous materials in or on any real property owned or leased by Diverco; and

            (iv) A standard legal due diligence examination relating to Diverco and the Business.

          5.03 COMPLIANCE WITH TERMS OF REQUIRED GOVERNMENTAL APPROVALS AND REQUIRED CONTRACTUAL CONSENTS. On and after the Closing Date, Shareholders shall comply at their own expense with all conditions and requirements affecting Diverco set forth in (a) all Required Governmental Approvals as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer and Diverco and (b) all Required Contractual Consents as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by Buyer and Diverco.

          5.04 MAINTENANCE OF INSURANCE POLICIES. Between the date hereof and the Closing Date, Diverco shall not, and Shareholders shall cause Diverco to not, and Shareholders shall not, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date hereof that covers all or any part of the assets of Diverco or the Business with respect to the period of time ending on the Closing Date.

          5.05 CONFIDENTIALITY.

               (a) Diverco and Shareholders will, and will cause their representatives to, treat any data and information obtained with respect to Buyer or any of its Affiliates from any representative, officer, director, or employee of Buyer, or from any books or records of Buyer in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Diverco, Shareholders or their Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation,
(ii) information that is required to be disclosed by Applicable Law or (iii) information required to be disclosed to obtain any Required Consents, or (iv) any disclosure of such information in litigation between the parties hereto in the course of such litigation.

               (b) In the event that the Closing fails to take place and this Agreement is terminated, Diverco and Shareholders, upon the written request of Buyer, will, and will cause their representatives to, promptly deliver to Buyer any and all documents or other materials furnished by Buyer or any of its Affiliates to Diverco or Shareholders in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Buyer to Diverco or Shareholders, shall be destroyed by Diverco and Shareholders or shall be returned to Buyer, and Diverco and Shareholders shall confirm to Buyer in writing that all such materials have been returned or destroyed. No failure or delay by Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) The parties hereto recognize and agree that in the event of a breach of this Section 5.05, money damages would not be an adequate remedy to Buyer or its Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of provisions of this Section 5.05, Buyer and its Affiliates shall be entitled to an injunction restraining Diverco and Shareholders from any breach without showing or proving actual damage sustained by Buyer or its Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer and its Affiliates may otherwise have under Applicable Law.

          5.06 TRANSACTIONS AFFECTING THE SHARES. From the date hereof until the Closing Date, Shareholders will:

               (a) take all action necessary so that the Share Encumbrances set forth in SCHEDULE 3.01(a) and the agreements set forth in SCHEDULE 3.01(C) are eliminated prior to the Closing Date; and

               (b) not (whether voluntarily or involuntarily, and whether currently or prospectively) sell, transfer or otherwise dispose of any of the Shares, or create (or permit the creation of) any Share Encumbrance on any of the Shares.

          5.07 WASTE STREAM ANALYSIS.Shareholders will undertake an analysis pursuant to Illinois Administrative Code, Title 35, Part 721, of the waste streams generated during the disassembly and cleaning of heavy truck component parts remanufactured at the Leased Real Property to determine whether any of these waste streams must be managed as hazardous waste. The cost of this analysis shall be borne equally by the Shareholders on one hand and the Buyer on the other hand.

          5.08 AGREEMENTS WITH RESPECT TO CERTAIN INDEBTEDNESS.

               (a) From and after the Closing Date, RTC shall pay when due, whether at maturity or upon acceleration, all principal of, accrued interest on, and penalties relating to, any indebtedness for borrowed money incurred by RTC prior to the Closing Date where Diverco is a co-signer or guarantor of, or otherwise liable for, such indebtedness.

               (b) If not paid by the obligor thereof when due, whether at maturity or upon acceleration, RTC shall pay to Diverco all principal of, and accrued interest on, those certain loans made by Diverco to Christina Lloyd on January 26, 1996 in the original principal amount of $20,000 and Al Brummerstedt on November 30, 1995 in the original principal amount of $23,665.

                             ARTICLE VI

                         COVENANTS OF BUYER

          6.01 CONFIDENTIALITY.

               (a) Buyer will, and will cause its representatives to, treat any data and information obtained with respect to Diverco or Shareholders from any representative, officer, director or employee of Diverco or Shareholders, or from any books or records of Diverco or Shareholders in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Buyer or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information that is required to be disclosed by Applicable Law, (iii) information required to be disclosed to obtain any Required Consents; (iv) any information that is disclosed by Buyer or its Affiliates to any of their actual or prospective lenders or investors in connection with financing the transactions contemplated by this Agreement; or (v) any information that is disclosed by Buyer after the Closing shall have occurred; PROVIDED, HOWEVER, that in the event the Closing has occurred, this Section 6.01(a) shall cease to be effective with respect to any data and information obtained with respect to Diverco.

               (b) In the event that the Closing fails to take place and this Agreement is terminated, Buyer, upon the written request of Diverco, will, and will cause their representatives to, promptly deliver to Diverco any and all documents or other materials furnished by Diverco or Shareholders to Buyer in connection with this Agreement without retaining any copy thereof. In event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Diverco or Shareholders to Buyer, shall be destroyed by Buyer or shall be returned to Diverco, and Buyer shall confirm to Diverco and Shareholders in writing that all such materials have been returned or destroyed. No failure or delay by Diverco and Shareholders in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) The parties hereto recognize and agree that in the event of a breach of this Section 6.01, money damages would not be an adequate remedy to Diverco and Shareholders for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Diverco and Shareholders therefrom. Accordingly, if there should be a breach or threatened breach of provisions of this Section 6.01, Diverco and Shareholders shall be entitled to an injunction restraining Buyer from any breach without showing or proving actual damage sustained by Diverco and Shareholders. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Diverco and Shareholders may otherwise have under Applicable Law.

          6.02 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the Closing Date until December 31, 2001, Diverco will, and Buyer will cause Diverco to, and Buyer will, promptly: (a) furnish to Shareholders and their counsel, financial advisors, auditors and other authorized representatives such information relating to Diverco or the Business as Shareholders may reasonably request in connection with the preparation of Tax Returns and (b) instruct the directors, officers, employees, counsel, auditors and financial advisors of Diverco and Buyer to cooperate in all reasonable respects with Shareholders and their counsel, financial advisors, auditors and other authorized representatives in connection with the preparation of Tax Returns. After the Closing Date, in the event that Diverco intends to destroy any documents that contain or otherwise reflect information in connection with the Business for any period prior to the Closing Date, Diverco will provide written notice to Shareholders of its intention to destroy such documents and provide Shareholders with the opportunity to request that such documents instead be delivered to Shareholders. Any documents delivered to Shareholders pursuant to the preceding sentence shall be held by Shareholders pursuant to Section 5.05.

          6.03 PAYMENT OF LONG-TERM DEBT. At the Closing, all long-term debt of Diverco referred to in clause (i) of the definition of Preliminary Purchase Price (including the current portions thereof) will be paid in full by Diverco or Buyer, together with accrued unpaid interest thereon to but not including the Closing Date.

                                    ARTICLE VII

                             COVENANTS OF ALL PARTIES

          7.01 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Buyers, Diverco and Shareholders agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Following the Closing, Buyer shall cause Diverco to make the employees and records of Diverco reasonably available to Shareholders, at no charge to Shareholders other than for out of pocket expenses incurred by Buyer or Diverco for items such as photocopying or travel, for the purposes of providing accounting information reasonably required by Shareholders, providing testimony or information in connection with any legal proceeding or for any other appropriate purpose arising out of Shareholders' ownership of the Shares.

          7.02 CERTAIN FILINGS. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the parties hereto shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, if any, as may be required or authorized under the HSR Act.

          7.03 PUBLIC ANNOUNCEMENTS. Up to (and including) the Closing Date, the parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law, will not issue any such public statement prior to such consultation. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement, including without limitation the financing of such transactions.

          7.04 ADMINISTRATION OF ACCOUNTS. All payments and reimbursements received by Shareholders after the Closing Date from any third party in the name of or to Diverco shall be held by Shareholders in trust for the benefit of Diverco and, immediately upon receipt by Shareholders of any such payment or reimbursement, Shareholders shall pay, or cause to be paid, over to Diverco the amount of such payment or reimbursement without right of set off.

          7.05 TAXES AND SECTION 338(h)(10) ELECTION.

               (a) All sales, value added, use, registration, stamp and similar Taxes imposed in connection with the sale of the Shares shall be borne by Buyer and all transfer and similar Taxes imposed in connection with the sale of the Shares shall be borne by Shareholders.

               (b)(i) If Buyer, in Buyer's sole discretion, shall request, Shareholders shall (A) join Buyer in making the election permitted to be made under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law (the "Section 338(h)(10) Elections"), (B) cooperate with Buyer to take all actions necessary to effect and preserve timely such Section 338(h)(10) Elections in accordance with Treasury Regulation Section 1.338(h)(10) (and any comparable provisions of state and local law and any successor provisions thereto) and (C) take no position inconsistent with treating the purchase of the capital stock of Diverco as a
Section 338(h)(10) Election. Shareholders shall assist Buyer in the preparation of Form 8023-A and any accompanying schedules required under
Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law and Shareholders agree that Buyer may make any determination or election required or permitted to be made in connection with the Section 338(h)(10) Elections. Shareholders shall execute Form 8023-A and any accompanying schedules and such other documents or forms at the Closing or at such other time as Buyer may request or as required by the Code in order to effectuate the Section 338(h)(10) Elections. Buyer and Shareholders shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections, Form 8023-A and any accompanying schedules and such other documents and forms as are requested by Buyer to effectuate the Section 338(h)(10) Elections.

                 (ii) Shareholders will severally pay any federal Tax attributable to the making of the Section 338(h)(10) Elections and will severally indemnify Buyer and Diverco for any Damages arising out of the failure to pay such Tax. Shareholders will also pay any state, local or foreign Tax (and severally indemnify Buyer and Diverco against any Damages arising out of any failure to pay such Tax) attributable to the Section 338(h)(10) Elections or to an election or deemed election under state, local or foreign law similar to the election under Section 338(g) of the Code which results from the making of the Section 338(h)(10) Elections. Shareholders shall severally indemnify and hold harmless Buyer and its Affiliates in respect of Damages resulting from the Section 338(h)(10) Elections being finally determined, or agreed by the parties, to be invalid or unavailable due to Diverco not being treated as an S corporation. All payments pursuant to this Section 7.05(b)(ii) shall be allocated between Shareholders as set forth in EXHIBIT A.

                (iii) Prior to the Closing or as soon thereafter as practicable, Buyer and Shareholders shall agree upon the allocation of the purchase price among the assets of Diverco for purposes of preparing a properly completed Form 8023-A and any comparable form required under state or local law and shall set forth such allocation on a statement (the "Allocation Statement"). Buyer and Shareholders shall report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, and shall not take any position inconsistent therewith.

               (c) (i) Shareholders shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all Tax Returns of Diverco with respect to income taxes imposed by the Federal government or any state or political subdivision thereof for all periods ending on or prior to the Closing Date, and, after the Closing Date, Diverco shall, and Buyer shall cause Diverco to, provide reasonable access to such books and records of Diverco as necessary to prepare such Tax Returns which may be reviewed and copied at Shareholders sole expense. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of Diverco shall be reported or disclosed on such Tax Returns; PROVIDED, HOWEVER, that Shareholders shall provide Buyers with draft Tax Returns of Diverco with respect to income taxes imposed by the Federal government or any state or any political subdivison thereof for the short taxable year ending on the Closing Date at least 20 days prior to the due date for filing such Tax Returns. In the event Buyer has any objection to any items set forth on such draft Tax Returns, Buyer and Shareholders agree to consult and resolve in good faith any such objections, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved in a manner substantially consistent with the past practices with respect to such items.

                 (ii) Buyer shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all Tax Returns of Diverco for any taxable period beginning after the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of Diverco shall be
reported or disclosed on such Tax Returns.                (d)  (i)  After
giving effect to all payments in respect thereof which have been made prior to the Closing Date, Shareholders shall be responsible and liable for the timely payment of any unpaid Taxes imposed on or with respect to the properties, income and operations of Diverco for all periods ending on or prior to the Closing Date.

                 (ii) Buyer shall be responsible and liable for the timely payment (y) of all Taxes imposed on or with respect to the properties, income and operations of Diverco for all periods beginning after the Closing Date.

               (e) (i) Shareholders, at their sole expense, shall have the exclusive authority to represent Diverco before any taxing authority or any court regarding the Tax consequences of the operations of Diverco for all periods ending on or prior to the Closing Date; PROVIDED, HOWEVER, that Shareholders shall not enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax Liability of Diverco for any period beginning after the Closing Date without the prior written consent of Buyer which shall not be unreasonably withheld. Shareholders shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings involving any Tax Liability of Diverco for all taxable periods.

                 (ii) Except as provided in Section 7.05(e)(i), Buyer shall have the sole right to control any audit or examination by any taxing authority, initial any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, Diverco; PROVIDED, HOWEVER, that with respect to any audit or examination by any taxing authority regarding the Tax consequences of the operations of Diverco for all periods ending on or prior to the Closing Date, Diverco shall, and Buyer shall cause Diverco to, notify Shareholders thereof and keep them reasonably informed.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

          8.01 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

               (a) (i) Diverco and Shareholders shall each have performed and satisfied in all material respects each of its material obligations hereunder required to be performed and satisfied by any of them on or prior to the Closing Date, (ii) each of the representations and warranties of Diverco and Shareholders contained in this Agreement shall have been true and correct in all material respects when made and shall contain no misstatement or omission that would make any such representation or warranty materially misleading when made and shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date and

(iii) Buyer shall have received certificates signed by Shareholders and a duly authorized executive officer of Diverco to the foregoing effect and to the effect that to the Knowledge of such officer the conditions specified within this Section 8.01 have been satisfied.

               (b) All Required Governmental Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to Diverco, the Business, the Shares or Buyer (or any of its Affiliates) after the Closing that Buyer in good faith reasonably determines would be materially burdensome upon Diverco, the Business, the Shares or Buyer (or any of its Affiliates) or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date. All such Required Governmental Approvals shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Buyer's good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Governmental Approval; all applicable waiting periods with respect to such Required Governmental Approvals shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Governmental Approvals to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Governmental Approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) All Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would become applicable to Diverco, the Business, the Shares, Buyer or any of its Affiliates after the Closing that Buyer in good faith determines would be materially burdensome upon Diverco, the Business, the Shares, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date. All such Required Contractual Consents (and with respect to the Subsequent Material Contracts, such other consents as may be required) shall be in effect. All conditions and requirements prescribed by any Required Contractual Consent (or any such other consent) to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Contractual Consents (and all such other consents) are effective and enforceable, and will remain effective and enforceable against the Persons giving such Required Contractual Consents (and such other consents) assuming continued compliance with the terms thereof.

               (d) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person (i) challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing, or to impose conditions that Buyer in good faith determines would be materially burdensome upon Diverco, the Business, the Shares, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as said businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date.

               (e) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts or change in Diverco or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting Diverco or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

               (f) RTC shall have executed and delivered to Buyer a Noncompetition Agreement in a form reasonably acceptable to Buyer.

               (g) RTC shall have executed and delivered to Buyer an Employment Agreement in a form reasonably acceptable to Buyer.

               (h) Buyer shall have received an opinion of counsel to Diverco and Shareholders in a form reasonably acceptable to Buyer.

               (i) Buyer shall be reasonably satisfied that there has been no material degradation of the assets of Diverco since the completion by Buyer of its inspection of the assets of Diverco.

               (j) RTC, as lessor, shall have entered into an operating lease agreement in a form reasonably acceptable to Buyer.

               (k) Buyer shall have completed its customary due diligence as contemplated by Section 5.02(c) and Buyer shall be satisfied, in its reasonable judgment, with both the quantity and the substance of the information provided to it.

               (l) As of the Closing Date, there shall exist no Liens on any assets of Diverco, other than Permitted Liens, nor any Share Encumbrances.

          8.02 CONDITIONS TO OBLIGATION OF SHAREHOLDERS. The obligation of Shareholders to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

               (a) (i) Buyer shall have performed and satisfied in all material respects each of its material obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, and the aggregate effect of all failures to perform or satisfy all obligations of Buyer on or prior to the Closing Date shall not be materially adverse to Shareholders; (ii) the representations and warranties of Buyer contained in this Agreement shall be true, complete and accurate in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Shareholders shall have received a certificate signed by a duly authorized executive officer of Buyer to the foregoing effect and to the effect that to such officer's Knowledge the conditions specified within this Section 8.02 have been satisfied.

               (b) All material Required Governmental Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to Shareholders or any of their respective Affiliates after the Closing that Shareholders in good faith reasonably determine would be materially burdensome upon such Person. All such Required Governmental Approvals that relate to Shareholders' sale of the Shares shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Shareholders' good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Governmental Approval. All applicable waiting periods with respect to such Required Governmental Approvals shall have expired, and all conditions and requirements prescribed by Applicable Law or by such Required Governmental Approvals to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Governmental Approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) All Required Contractual Consents shall have been obtained without the imposition of any conditions that are or would become applicable to Shareholders or any of their respective Affiliates after the Closing that would be materially burdensome upon such Person. All such Required Contractual Consents (and with respect to the Subsequent Material Contracts, such other consents) shall be in effect to the extent that the failure thereof to be in effect would in Shareholders' good faith opinion impose material liability on Shareholders or their respective Affiliates, and no Proceeding shall have been instituted or threatened with respect thereto. All conditions and requirements prescribed by any Required Contractual Consent (or any such other consent) to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that no material Liability will be imposed on Shareholders or their respective Affiliates.

               (d) The sale and transfer contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing.

               (e) Shareholders shall have received an opinion of counsel from Gibson, Dunn & Crutcher LLP in a form reasonably acceptable to Shareholders.

               (f) Buyer shall have executed and delivered to RTC an Employment Agreement in a form reasonably acceptable to RTC.

               (g) Buyer shall have executed and delivered to RTC an operating lease in a form reasonably acceptable to RTC.

                                 ARTICLE IX

                                INDEMNIFICATION

          9.01 AGREEMENT TO INDEMNIFY.

               (a) Subject to the limitations provided herein, Buyer and its Affiliates (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX on a joint and several basis by Shareholders in respect of any Damages reasonably and proximately incurred by any Buyer Indemnitee (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Diverco or Shareholders in this Agreement or (ii) in connection with any Environmental Liability. The aggregate liability of Shareholders collectively under this Section 9.01(a) of this Agreement shall not exceed the Purchase Price, except in the case of Damages due to Shareholders' fraud or willful misconduct.

               (b) Shareholders and their Affiliates (collectively the "Shareholder Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX by Buyer in respect of any and all Damages reasonably and proximately incurred by any Shareholder Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement or (ii) Diverco's conduct of the Business after the Closing.

               (c) Notwithstanding the foregoing, Buyer Indemnitees may not seek indemnification hereunder from Shareholders unless and until the claims in the aggregate exceed $50,000, provided that if such threshold is exceeded, Buyer Indemnitees may seek indemnification hereunder for any and all claims subject to a one-time deductible in the amount of $10,000. This Section 9.01(c) shall not apply to indemnification claims relating to Sections 3.01, 3.06, 3.21, 5.07 or 5.08, which will be fully indemnified by Shareholders.

               (d) From and after the Closing Date, Diverco shall have no liability to Shareholders for contribution or reimbursement due to, or other Damages arising out of, liability incurred by Shareholders pursuant to
Section 9.01(a) notwithstanding the fact that the representations and warranties of Diverco and Shareholders in Article III and the covenants of Diverco and Shareholders in Article V are joint and several.

          9.02 SURVIVAL OF REPRESENTATION, WARRANTIES AND COVENANTS.

               (a) Except as hereinafter provided in this Section 9.02, all representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained herein and all claims of any Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing and shall expire on the third (3rd) anniversary of the Closing Date.

               (b) Notwithstanding Section 9.02(a) the representations, warranties, covenants, agreements and obligations of Shareholders as Indemnifying Parties shall survive the Closing Date until the expiration of 60 days following any applicable statute of limitations, including extensions thereof with respect to: (i) the inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Shareholders in this Agreement arising out of fraud or willful misconduct;
(ii) any inaccuracy or misrepresentation in or breach of any representation or warranty made in Sections 3.16, 3.21 and 3.23 regardless of whether such inaccuracy or misrepresentation or breach arises out of fraud or willful misconduct; and (iii) the breach or failure to perform by Shareholders after the Closing Date of any of the covenants, agreements or obligations of such Person contained in this Agreement or in the Exhibits attached hereto.

               (c) Notwithstanding Section 9.02(a), each of the following representations, warranties, covenants, agreements and obligations of Buyer as an Indemnifying Party shall survive the Closing Date until the expiration of 60 days following the applicable statute of limitations, including extensions thereof: (i) any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement arising out of fraud or willful misconduct; and

(ii) the breach or failure to perform by Buyer after the Closing Date of any of the covenants, agreements or obligations of such Person contained in this Agreement or in the Exhibits attached hereto.

          9.03 CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the 30-day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Party shall have 30 days following its receipt of such notice either (a) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such 30-day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Party objects to such claim in a timely manner, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within 30 days following such objection (or such additional period of time as may be mutually agreed to by such Persons), the claim shall be submitted immediately to arbitration pursuant to Section 11.11.

          9.04 DEFENSE OF CLAIMS.

               (a) In connection with any claim which may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may, subject to Section 9.04(b), assume the defense of any such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. Prior to the assumption by an Indemnifying Party of the defense of any claim or Proceeding, the Indemnitee may make such appearances and filings with respect thereto as the Indemnitee reasonably determines to be necessary or appropriate. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; PROVIDED, HOWEVER, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; PROVIDED, FURTHER, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and PROVIDED, FURTHER, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 9.04(b), such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.04. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04(a), such Indemnitee may defend against such claim or Proceeding.

               (b) Notwithstanding Section 9.04(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may assume such defense if, in the reasonable opinion of the Indemnitee, (i) such claim or Proceeding involves an issue or matter that, if determined adversely to the Indemnitee, is likely to have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, or
(ii) there is one or more legal defenses available to the Indemnitee that conflict with those available to an Indemnifying Party. If the Indemnitee assumes defense of any such claim or Proceeding, (A) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding, and (B) if the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding and is notified by an Indemnifying Party that such Indemnifying Party wants to accept such settlement proposal, the liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (x) the amount offered in such settlement proposal, (y) the amount of actual Damages of the Indemnitee with respect to such claim or Proceeding or (z) the maximum liability of the Indemnifying Parties pursuant to Section 9.01(a).

               (c) If the Indemnitee elects to defend any claim or Proceeding pursuant to the last sentence of Section 9.04(a) or pursuant to
Section 9.04(b), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee shall deem appropriate. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                                      ARTICLE X

                                     TERMINATION

          10.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (a)  by mutual written agreement of all of the parties hereto;
               (b) by Buyer at any time following the expiration of 15 days from the date that Buyer has given notice to Shareholders of any one or more inaccuracies or misrepresentations in or breaches of the representations or warranties made by Diverco or Shareholders contained herein that, if not cured prior to the Closing Date, would give Buyer grounds not to close under
Section 8.01 when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties as to which Buyer shall have given notice to Shareholders as provided in this clause (b); PROVIDED, HOWEVER, that no termination under this clause (b) shall take effect if such inaccuracies, misrepresentations or breaches shall have been cured in all material respects within such 15-day period;

               (c) by Buyer at any time following the expiration of 15 days from the date that Buyer has given written notice to Shareholders of the failure by Diverco or Shareholders to perform and satisfy in any material respect any of their respective material obligations under this Agreement required to be performed and satisfied by Diverco or Shareholders on or prior to the Closing Date, or the failure to perform and satisfy any other obligations of Diverco or Shareholders under this Agreement if the aggregate of all such other failures shall be material; PROVIDED, HOWEVER, that no termination under this clause (c) shall take effect if such breaches or failures shall have been cured in all material respects within such 15-day period;

               (d) by Shareholders at any time following the expiration of 15 days from the date that Shareholders have given written notice to Buyer of any one or more material inaccuracies or material misrepresentations in or material breaches of the representations or warranties made by Buyer herein which, if not cured prior to the Closing Date, have had or could be reasonably expected to give Shareholders grounds not to close under Section
8.02 when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties as to which Shareholders shall have given notice to Buyer as provided in this clause (d); PROVIDED, HOWEVER, that no termination under this clause (d) shall take effect if such breaches shall have been cured in all material respects within such 15-day period;

               (e) by Shareholders at any time following the expiration of 15 days from the date that Shareholders have given written notice to Buyer of Buyer's failure to perform and satisfy in any material respect any of its material obligations under this Agreement required to be performed and satisfied by Buyer on or prior to the Closing Date, or the failure to perform and satisfy any other obligations of Buyer under this Agreement if the aggregate of all such other failures shall be material; PROVIDED, HOWEVER, that no termination under this clause (e) shall take effect if Buyer shall have cured such breaches or failures in all material respects within such 15-day period;

               (f) by any party hereto, if the Closing shall not have been consummated by November 30, 1996 (the "Outside Date"); PROVIDED, HOWEVER, that no party may terminate this Agreement pursuant to this clause (f) if the Closing shall not have been consummated within such time period by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement; and

               (g) by any party hereto if any Federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable.

          The party desiring to terminate this Agreement pursuant to clauses
(b) through (g) shall give written notice of such termination to the other party.

          10.02 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to any other party to this Agreement; PROVIDED, HOWEVER, that if such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach notwithstanding such termination. The provisions of Sections 5.05, 6.01, 10.02, 11.03, 11.05 11.07, 11.08, 11.10, 11.11 and 11.12 shall survive any termination of this Agreement pursuant to Article X.

                         ARTICLE XI

                       MISCELLANEOUS

          11.01 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, PROVIDED that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

          If to the Trust or RTC:

          Robert T. Carren
          6112 LaGrande Court
          Oak Forest, Illinois  60452

          with a copy to:

          Laner, Muchin, Dombrow, Becker, Levin & Tominberg Ltd.
          515 North State Street
          28th Floor
          Chicago, Illinois  60610
          Attn:  Jeffrey P. Carren, Esq.
          Telecopier No.:  (312) 467-9479

          If to Diverco:

          Diverco, Inc.
          P.O. Box 1038
          255 East 167th Street
          Harvey, Illinois  60426
          Attn: Mr. Robert T. Carren
          Telecopier No.:  (708) 333-9073

          with a copy to:

          Laner, Muchin, Dombrow, Becker, Levin & Tominberg Ltd.
          515 North State Street
          28th Floor
          Chicago, Illinois  60610
          Attn:  Jeffrey P. Carren, Esq.
          Telecopier No.:  (312) 467-9479

          If to Buyer:

          Diverco Acquisition Corp.
          c/o Aurora Capital Partners L.P.
          10th Floor
          1800 Century Park East
          Los Angeles, California 90067
          Attn:  Mark C. Hardy
          Telecopier No:  310-277-5591

          with a copy to:

          Gibson, Dunn & Crutcher
          333 South Grand Avenue, Suite 5018
          Los Angeles, California 90071
          Attn:  Bruce D. Meyer, Esq.
          Telecopier No:  213-229-7520

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          11.02 AMENDMENTS; NO WAIVERS.

               (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          11.03 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Without limiting the generality of the foregoing, the Shareholders shall pay (i) the fees and expenses of Niederhoffer, Henkel & Co. L.L.C. and (ii) all legal, accounting and other fees and expenses incurred by the Shareholders and/or Diverco prior to the Closing Date in connection with the negotiation, execution, delivery and performance of this Agreement.

          11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld.

          11.05 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Illinois.

          11.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
 This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

          11.07 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          11.08 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

          11.09 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

          11.10 CONSTRUCTION.

               (a) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The words "herein," "hereof," "hereunder," and words of similar import refer to the Agreement as a whole and not to a particular section. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

               (b) The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

          11.11 ARBITRATION OF CLAIMS.

               (a) Except as otherwise specifically provided elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, including, without limitation, any dispute between any Indemnitee and any Indemnifying Party under Article IX which the parties are unable to resolve themselves, shall be submitted to and resolved by arbitration pursuant to and in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the initial request that gave rise to the dispute to be arbitrated (the "AAA Rules").

               (b) Such arbitration shall be conducted by a panel of three arbitrators, which shall be selected from a list of arbitrators pursuant to and in accordance with the AAA Rules. Such arbitration proceeding shall be conducted in Cook County, Illinois. The arbitrators shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude such arbitration proceeding and have a final decision from the arbitrators within 90 days from the date of selection of the arbitrators; provided, however, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall promptly deliver a written decision with respect to the dispute to each of the parties, which shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrators shall be final, conclusive and binding, absent fraud or manifest error, and that they will not contest any action by any other party hereto in accordance with a decision of the arbitrators, except on a basis of fraud or manifest error. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 11.11 by bringing suit in any court of competent jurisdiction.

               (c) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 11.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this
Section 11.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11.11 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

          11.12 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.13 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Diverco or any Affiliate thereof (including any beneficiary or dependent thereof).

          11.14 TRUSTEE'S EXCULPATION. This Agreement and any other agreements, instruments and documents in connection herewith shall be executed by Jeffrey P. Carren solely in his capacity as trustee (the "Trustee") of the Trust in the exercise of the power and authority conferred upon and vested in him, as the Trustee. It is expressly understood and agreed by Buyer, for itself and its successors and assigns, and by each other Person hereafter claiming an interest pursuant to this Agreement, that:

               (a) the Trustee has executed this Agreement, and will execute any other agreements, instruments and documents in connection herewith (such other agreements, instruments and documents being collectively herein referred to as "Other Trustee Documents"), solely for the purpose of subjecting the trust estate under the Trust to the terms of this Agreement and the Other Trustee Documents;

               (b) except in the case of his willful misconduct or fraud, no personal Liability or personal responsibility is (or will be) assumed by, nor shall, at any time be asserted or enforceable against the Trustee personally, on account of this Agreement or any Other Trustee Document or on account of any representation, obligation, duty, covenant or agreement contained herein or therein, either express or implied, all such personal Liability, if any, being expressly waived and released by Buyer;

               (c) no duty shall rest upon Trustee, either personally or as Trustee, to sequester the Trust's assets; and

               (d) no duty shall rest upon Jeffrey P. Carren personally, apart from his capacity as the Trustee, to see to the fulfillment or discharge of any obligation, express or implied, arising pursuant to the terms of this Agreement of the Other Trustee Documents. In the event of any conflict between the terms of this Section 11.14 and the remainder of this Agreement or any of the Other Trustee Documents, or in the event of any question of apparent Liability or obligation resting upon the Trustee, the exculpatory provisions hereof shall be controlling.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                   SHAREHOLDERS:

                                   ROBERT T. CARREN QUALIFIED ANNUITY TRUST

                                   By:
                                      --------------------------------------
                                             Jeffrey P. Carren, Trustee



                                      --------------------------------------
                                                   Robert T. Carren

                                   DIVERCO:

                                   DIVERCO, INC.


                                   By:
                                      --------------------------------------
                                   Name:
                                   Title:


                                   BUYER:

                                   DIVERCO ACQUISITION CORP.


                                   By:
                                      --------------------------------------
                                   Name:
                                   Title: